UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2006 (February 22, 2006)

Bill Barrett Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32367	80-0000545
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1099 18th Street, Suite 2300 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 293-9100

(Registrant’s telephone number, including area code)

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Definitive Contract

On February 22, 2006, the Compensation Committee of the Board of Directors of the Company approved the payment of cash bonuses to the Company’s officers, set new salaries for the Company’s officers, and approved restricted share and option grants for the Company’s officers. The amounts of the cash bonuses were determined at the discretion of the Compensation Committee based on 2005 performance and were not determined pursuant to a fixed formula. The restricted share and option grants were made pursuant to the Company’s 2004 Stock Incentive Plan and the respective forms of agreement under that Plan. Without admitting that these bonuses, salaries, restricted share grants or option grants are material to the Company, the following is a summary of the items approved for the Company’s Chief Executive Officer and four other most highly compensated officers in 2005:

Name and Principal Position	Cash Bonus	New Annual Salary	Shares of Common Stock Underlying Restricted Stock Grants (#)(1)	Shares Underlying Stock Option Grants (#)(2)
William J. Barrett, Chief Executive Officer	$300,000	$333,000	—	—
Fredrick J. Barrett, Chief Operating Officer and President	165,000	255,000	3,900	40,000
Thomas B. Tyree, Jr., Chief Financial Officer	165,000	255,000	3,900	40,000
Francis B. Barron, Senior Vice President—General Counsel; and Secretary	120,000	222,500	3,200	25,000
J. Frank Keller, former Executive Vice President(3)	125,000	N/A	—	—

(1)	The closing price for the Company’s common stock on the New York Stock Exchange (“NYSE”) on February 21, 2006 was $35.28 per share. These shares vest 25% on each of February 22, 2007, 2008, 2009, and 2010 if the recipient continues to be employed by the Company on each of those dates.

(2)	These options become exercisable 25% on each of February 22, 2007, 2008, 2009 and 2010 if the recipient continues to be employed by the Company on each of those dates, and terminate on February 22, 2013. The exercise price for these options in accordance with the 2004 Stock Incentive Plan is $35.28 per share, which was the closing sales price for the Company’s common stock on the NYSE on February 21, 2006.

(3)	The Compensation Committee previously approved a cash bonus for Mr. Keller for his performance in 2005. Mr. Keller retired on February 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2006	BILL BARRETT CORPORATION

	By:	/s/ Francis B. Barron
Francis B. Barron Senior Vice President—General Counsel; and Secretary